Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

NAME OF SUBSIDIARY*	STATE OR OTHER JURISDICTION OF
INCORPORATION OR ORGANIZATION
Solazyme Brazil LLC	Delaware
Solazyme Manufacturing 1, LLC	Delaware

* The subsidiaries of the Registrant do not do business under any name other than as listed above.